EXHIBIT 23.5

                    [LETTERHEAD OF MORGAN KEEGAN & CO., INC.]

                                 August 19, 1999






Pursuant to the penultimate paragraph of our letter to the Board of Directors of First M&F Corporation dated July 2, 1999, we hereby consent to the use of our opinion attached as Appendix D to the Registration Statement on Form S-4 of First M&F Corporation, and confirmed as of this date, and to the references to such opinion and to our firm contained in the section titled "-Opinion of Financial Advisor to First M&F" of the Proxy Statement/Prospectus that is a part of said Registration Statement.

                                      Very truly yours,

                                      /s/ Morgan Keegan & Company, Inc.

                                      MORGAN KEEGAN & COMPANY, INC.

Memphis, Tennessee